Exhibit 99.2

News Corporation
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N E W S R E L E A S E
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For Immediate Release Contact: Teri Everett 212-852-7070 teverett@newscorp.com Jack Horner 212-852-7952 jhorner@newscorp.com

Les Hinton, Chief Executive Officer of Dow Jones & Company and Publisher of The Wall Street Journal Resigns from Company

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New York, NY, July 15, 2011 - News Corporation today announced the resignation of Les Hinton, Chief Executive Officer of Dow Jones & Company and Publisher of The Wall Street Journal, effective immediately. Mr. Hinton, a 52-year veteran of News Corporation, has led Dow Jones since December, 2007.

"Les and I have been on a remarkable journey together for more than 52 years. That this passage has come to an unexpected end, professionally, not personally, is a matter of much sadness to me," commented Rupert Murdoch, Chairman and CEO of News Corporation. "On this difficult day we should appreciate that his extraordinary work has provided a platform for the future success of Dow Jones. And his great contribution to News Corporation over more than five decades has enhanced innumerable lives, whether those of employees hired by him or of readers better informed because of him. News Corporation is not Rupert Murdoch. It is the collective creativity and effort of many thousands of people around the world, and few individuals have given more to this Company than Les Hinton."

Mr. Hinton commented, "I have watched with sorrow from New York as the News of the World story has unfolded. I have seen hundreds of news reports of both actual and alleged misconduct during the time I was executive chairman of News International and responsible for the company. The pain caused to innocent people is unimaginable. That I was ignorant of what apparently happened is irrelevant and in the circumstances I feel it is proper for me to resign from News Corp. and apologize to those hurt by the actions of News of the World."

"When I left News International in December 2007, I believed that the rotten element at the News of the World had been eliminated; that important lessons had been learned; and that journalistic integrity was restored," he continued. "My testimonies before the Culture Media and Sport Select Committee were given honestly. When I appeared before the Committee in March 2007, I expressed the belief that Clive Goodman had acted alone, but made clear our investigation was continuing. In September 2009, I told the Committee there had never been any evidence delivered to me that suggested the conduct had spread beyond one journalist. If others had evidence that wrongdoing went further, I was not told about it."

"Finally, I want to express my gratitude to Rupert for a wonderful working life. My admiration and respect for him are unbounded. He has built a magnificent business since I first joined 52 years ago and it has been an honor making my contribution."

During Mr. Hinton's tenure at Dow Jones, The Wall Street Journal has become the number one newspaper in the U.S. He has directed initiatives that have expanded the Journal's scope of coverage, including Greater New York and lifestyle offerings such as WSJ Weekend and WSJ. magazine. On the digital side, WSJ.com has 9.99 million unique visitors in December, 2007. Last month the site had 32.75 million, while the Journal's iPad app has become the standard for the industry. He also managed the extension of business-to-business products from Dow Jones Newswires and Factiva.

Previously, Mr. Hinton served for 12 years as Executive Chairman of News International, News Corporation's U.K. newspaper unit. Earlier, he spent 20 years working in the U.S., first as a correspondent for the Company's newspapers in the U.K. and Australia and later in a series of senior management positions at News Corp.'s publishing and television business units. He was also President and Chief Executive of News America Publishing, responsible for the Company's U.S. publishing operations, and Chairman and Chief Executive of Fox Televisions. Mr. Hinton became a U.S. citizen in 1985.

Following Mr. Hinton's departure, Dow Jones President Todd Larsen will report to News Corporation Deputy Chairman, President and COO Chase Carey.

About Dow Jones

Dow Jones is a global provider of news and business information, with newspaper, newswire, website, magazine, database, conference, radio and video businesses including The Wall Street Journal, Dow Jones Newswires, Factiva, Barron's, MarketWatch, SmartMoney and All Things D.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.